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                                   Exhibit 99
                         SODEXHO MARRIOTT SERVICES, INC.
                           FORWARD-LOOKING STATEMENTS


SUMMARY OF IMPORTANT FACTORS THAT MAY AFFECT FUTURE OPERATING RESULTS

As indicated previously, this report contains forward-looking statements which are subject to a number of risks and uncertainties. Sodexho Marriott Services, Inc. (the "Company") cautions readers that the following important factors, among others, in some cases have affected, and in the future could affect, the Company's actual results of operations. The factors set forth below do not constitute all factors which investors should consider prior to making an investment decision with respect to the Company's securities. Further, investors should not assume that the information contained below is complete or accurate in all respects following the date of this filing. The Company assumes no obligation to update any forward-looking statements or any of the factors discussed below.

CHANGES IN OPERATIONS. On March 27, 1998, the Company, formerly named Marriott International, Inc. (as formerly named, "Old Marriott"), consummated a series of transactions (the "Transactions") that, among other things, resulted in: (i) a spin-off to Old Marriott's stockholders of all businesses of Old Marriott other than its food service and facilities management business through a special dividend of stock in a new company which now uses the name "Marriott International, Inc." ("New Marriott"); (ii) the acquisition through a merger of the North American operations of Sodexho Alliance, S.A. ("Sodexho"); and (iii) the refinancing of certain outstanding indebtedness. Following the Transactions, the Company was renamed Sodexho Marriott Services, Inc. As a result of the Transactions, the Company's operations were significantly changed. The distribution of the lodging business narrowed the Company's operations to its food service and facilities management business (as expanded by the addition of the North American operations of Sodexho), and caused the Company's debt obligations, as a percentage of its assets, to increase significantly. The Company's business strategy is based on the belief that it will be able to integrate successfully the North American operations of Sodexho into its existing operations, expand its business, and reduce its debt over a reasonable period of time. There can no assurance, however, that the Company's efforts to execute this strategy will be successful, or that a failure to do so will not have a material adverse effect on the Company's results of operations, financial condition and business. In addition, because the Company is less diversified than it was prior to the Transactions, the results of operations of the Company will be more susceptible to competitive and market factors specific to its core businesses.

LIMITED HISTORY AS AN INDEPENDENT FOOD SERVICE AND FACILITIES MANAGEMENT COMPANY. The Company has been operating for only a limited period of time as an independent, publicly owned, food service and facilities management company. In addition, the Company's management does not have prior experience in operating and managing a public company with significant leverage. Further, the Company must take steps to ensure that certain corporate services now being provided to the Company for limited periods of time by New Marriott eventually will be adequately performed by the Company or third-party contractors. Any or all of these factors could have a material adverse effect on the Company's results of operations, financial condition and business.

SUBSTANTIAL INDEBTEDNESS. The Company's indebtedness under its credit facility agreements is currently in excess of $1.3 billion and bears interest at rates which float with certain indices. The size of the Company's indebtedness and the restrictive covenants, events of default and other restrictions on the Company's activities contained in its credit facility agreements may limit the Company's ability to respond to market conditions, satisfy capital expenditure requirements, meet contractual or financial obligations, incur additional debt or engage in other activities. As a result, significant losses by the Company or certain activities by it could cause the Company to violate the terms of its credit facility agreements and thereby impair the Company's liquidity and limit its ability to raise additional capital. Moreover, the failure to make required debt payments could result in an acceleration of the Company's indebtedness, in which case the lenders thereunder would be entitled to exercise their remedies, including foreclosing on collateral. In view of the Company's leverage, any new financings and refinancings by the Company of the Company's indebtedness, if available at all, may be at higher interest rates and may contain terms significantly less advantageous than would have been available to the Company absent the Transactions. In addition, a rise in interest rates would cause the Company's payment obligations to increase, even though the Company has hedged a significant portion of its interest rate risk. The occurrence of any of these events could restrict the Company's ability to finance its future operations, meet capital needs or engage in other business activities that may be in the interest of the Company. There can be no assurance that the Company will be able to obtain additional capital, if needed, on acceptable terms, or that the occurrence of any of the foregoing events would not have a material adverse effect on the Company's results of operations, financial condition and business.


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                                   Exhibit 99
                         SODEXHO MARRIOTT SERVICES, INC.
                           FORWARD-LOOKING STATEMENTS

CONTRACTUAL ARRANGEMENTS. The Company's ability to continue the growth of its food service and facilities management business depends on whether it can continue to obtain new contracts, or renewals of existing contracts, on satisfactory terms. The majority of the food service and facilities management contracts of the Company are either based on fixed-price terms or terminable by clients on short notice (generally from 30 to 120 days), or both. Therefore, the Company's results of operations are dependent to a significant extent on its ability to estimate and control costs associated with the provision of services under these contracts. The Company's costs are subject to increases as a result of rising labor and supply costs, many of which are outside its control. In addition, the terms of the Company's operating contracts, distribution agreements, franchise agreements and leases are influenced by contract terms offered by the Company's competitors, general economic conditions, and other factors. There can be no assurance that some or all of these factors will not adversely affect the Company's operating margins or its ability to enter into satisfactory future contracts, or that these factors would not have a material adverse effect on the Company's results of operations, financial condition and business.

COMPETITION. The food service and facilities management industries are highly competitive. The Company competes in these industries with numerous other vendors of varying sizes, many of which have significant financial resources. The continued success of the Company will be dependent, in large part, upon its ability to compete in such areas as the quality of food and facilities management services, the nature and scope of specialized services, and upon the Company's ability to contain costs.

ECONOMIC CONDITIONS. A decline in international, national or regional economic conditions could result in reduced demand for the outsourcing of food and facilities management services and create pressure on the Company to enter into contractual arrangements less favorable than those currently in effect or under consideration. Accordingly, such a decline could have a material adverse effect on the Company's results of operations, financial condition and business.

LIMITED GEOGRAPHIC FOCUS. The Company is not currently expected to expand its international presence beyond Canada. The Company's licensing arrangements with New Marriott and Sodexho to use the names "Marriott" and "Sodexho" cover only the U.S. and Canada. As a practical matter, since the Company will be allowed to use its corporate name only in the U.S. and Canada, and since Sodexho controls or has significant interests in companies competing in other countries in the food service and facilities management sector, it is unlikely that the Company will engage in significant operations outside the U.S. and Canada. As a result, the Company will be more susceptible to a downturn in the U.S. and Canadian economies than a company that is actively engaged in various other markets.

RELATIONSHIP WITH SODEXHO. As part of the Transactions, the Company and Sodexho entered into certain arrangements under which Sodexho provides the Company with a variety of consulting and advisory services and other assistance and has guaranteed a portion of the Company's indebtedness. Sodexho also has licensed to the Company the use of the name "Sodexho." These arrangements may have the effect of causing the Company to be reliant to a substantial degree on its relationship with Sodexho. Each of these arrangements has a finite term, and the failure to renew any such arrangements on comparable terms could have a material adverse effect on the Company's results of operations, financial condition and business. Similar effects also might result in the event Sodexho were to encounter financial or other difficulties that could prevent it from providing such services or assistance to the Company.

SEASONAL NATURE OF THE COMPANY'S BUSINESS. The food service and facilities management business has been characterized historically by seasonal fluctuations in overall demand for services, particularly in the education sector where sales are stronger during the academic year. There can be no assurance that these fluctuations will not have a material adverse effect on the Company's results of operations, financial condition and business.

CERTAIN ANTI-TAKEOVER EFFECTS. As of March 27, 1998, Sodexho, the Company's largest shareholder, beneficially owned approximately 48% of the outstanding shares of the Company's common stock. Sodexho has agreed pursuant to a tax sharing and indemnification agreement entered into among the Company, New Marriott and Sodexho not to acquire 50 percent or more of the Company's common stock for three years after the Transactions, and the certificate of incorporation of the Company generally provides that no person may acquire 50 percent or more of the Company's common stock until the end of such period. Consequently, no change in control of the Company is expected to occur during the three years following the Transactions. In addition, because Sodexho owns a large percentage of the Company's common stock it may be able to exercise significant influence over many matters requiring shareholder approval. Pursuant to a stockholder agreement with the Company, Sodexho also has the right to nominate three members of the Company's Board. As a result, Sodexho's relationship with the Company may have the effect of, among other things, preventing a change in control of the Company at any time without the agreement of Sodexho.


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                                   Exhibit 99
                         SODEXHO MARRIOTT SERVICES, INC.
                           FORWARD-LOOKING STATEMENTS

USE OF TRADENAMES. New Marriott has licensed the "Marriott" name to the Company in certain limited respects for a period of four years after the Transactions. The Company will not have the right to use the "Marriott" name after the expiration of the four-year period. In addition, Sodexho has licensed the "Sodexho" name to the Company under a royalty agreement having a ten-year term. The "Sodexho" name, which has been used in the food service and facilities management business in North America for the past four years, is not as well known in that market as the "Marriott" name. The Company may have to make additional expenditures to position its new name in the marketplace and cannot predict with certainty the extent to which the substitution of a new name may adversely affect its retention and acquisition of clients. Further, to the extent that the Company fails to perform its obligations under its license agreements with New Marriott or Sodexho, each of New Marriott and Sodexho could successfully prevent the Company from using their respective names, which could adversely affect the Company's retention and acquisition of clients and its financial performance.

DIVIDEND POLICY. Prior to the Transactions, the Company had paid regular quarterly dividends. The Company may pay quarterly dividends in the future, subject to the restrictive covenants contained in the Company's credit facility agreements and other relevant considerations. In general, the restrictive covenants do not permit the Company to pay dividends to shareholders in an amount greater than 40 percent of the Company's net income, or 45 percent when the ratio of the Company's consolidated debt to EBITDA (as defined in the documentation for the credit facility agreements) is less than 4 but not less than 3. This restriction will no longer apply when such ratio is less than 3. The payment and amount of cash dividends on the Company's common stock will be subject to the sole discretion of the Company's Board, which will review the Company's dividend policy at such times as may be deemed appropriate. The Board will closely monitor the results of the Company's operations, capital requirements, and other considerations to determine the dividend to be declared in future periods.

YEAR 2000 COMPLIANCE. There are many risks associated with the Year 2000 issue. Because the Company's Year 2000 compliance depends upon numerous third parties also being Year 2000 compliant on a timely basis, there can be no guarantee that the Company's efforts will prevent a material adverse impact on its business, results of operations, financial condition and cash flow. The possible consequences to the Company of its business partners or the general infrastructure (including transportation, utilities, and communications) not being fully Year 2000 compliant include temporary facilities closings, delays in the delivery of products, delays in the receipt of key food products, equipment and packaging supplies, invoice and collection errors, and inventory and supply shortages. These consequences could have a material adverse impact on the Company's business, results of operations, financial condition and cash flow if the Company is unable to conduct its business in the ordinary course. The Company believes that its readiness plan should significantly reduce the adverse effects any such disruptions may have. FLUCTUATING PRICES OF THE COMPANY'S COMMON STOCK. The Company's common stock is listed and traded on the New York Stock Exchange and certain other U.S. exchanges. Prices at which the Company's common stock trades fluctuate significantly and could be influenced by many factors, including, among others, the continuing depth and liquidity of the market for the Company's common stock, investor perception of the Company, the Company's dividend policy and general economic and market conditions.